Exhibit 4.1

UNIVERSAL HEALTH REALTY INCOME TRUST

AMENDED AND RESTATED

2007 RESTRICTED STOCK PLAN

1. Purpose. The purpose of the Plan is to enable Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), to make compensatory awards of shares of beneficial interest in the Trust (“Shares”) in order to facilitate the ability of the Trust to motivate and reward eligible officers, employees, trustees and other personnel and thereby enhance shareholder value.

2. Administration. The Plan will be administered by the compensation committee (the “Committee”) of the board of trustees of the Trust (the “Board”) provided that, the Board will have sole responsibility and authority for matters relating to the grant and administration of awards to any member of the Board who is not an officer or employee of the Trust or its affiliates. Subject to the provisions of the Plan, the Committee, acting in its discretion, may (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The decision of the Committee as to any disputed question arising under the Plan or with respect to any award shall be final and conclusive on all persons. Notwithstanding the foregoing, the full Board may perform any function of the Committee hereunder, in which case and to such extent the term “Committee” shall refer to the Board.

3. Share Limitations. Subject to adjustments required or permitted by the Plan, the Trust may issue a total of 125,000 Shares under the Plan. Shares covered by awards that are canceled or forfeited may be reissued and will not be taken into account for purposes of determining the number of Shares that remain available for issuance under the Plan. Any Shares surrendered to the Trust or withheld by the Trust for the satisfaction of applicable tax withholding will not be so available. The total number of Shares that may be awarded to any individual in any calendar year may not exceed 12,500 plus the individual’s unused annual Share limit as of the close of the preceding calendar year.

4. Eligibility. Awards may be granted under the Plan to any present or future trustee, officer, employee, consultant, adviser or other personnel of or to the Trust.

5. Terms and Conditions of Awards.

5.1 General. Awards under the Plan will take the form of Shares issued by the Trust in the name of the participant subject to specified transfer restrictions and vesting conditions (“Restricted Shares”). The terms and conditions of each award will be fixed by the Committee, acting in its discretion, subject to the terms of the Plan.

5.2 Minimum Purchase Price. Subject to the provisions of applicable law, the purchase price payable for Shares issued pursuant to an award under the Plan will be equal to the par value of the Shares.

5.3 Issuance of Restricted Shares. Restricted Shares issued pursuant to an award may be evidenced by book entries on the Trust’s Share transfer records pending satisfaction of the applicable vesting conditions. If a certificate for Restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Trust may require that such certificates be held in custody by the Trust until the applicable vesting conditions are satisfied and the transfer restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for Restricted Shares, including, without limitation, a requirement that the recipient deliver a duly signed power, endorsed in blank, for the Restricted Shares, in order to facilitate the administration of future forfeitures.

5.4 Stock Certificates for Vested Shares. A participant who receives a Restricted Share award will be entitled to receive a certificate for the Shares covered by the award, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) if (and only if), as and when the applicable vesting conditions are satisfied and the transfer restrictions lapse, subject to the payment or other satisfaction of applicable withholding taxes.

5.5 Rights as a Shareholder. The holders of Restricted Shares will have the same dividend and voting rights as the holders of Shares that are not subject to restrictions, provided, however, that the Committee, acting in its discretion, may condition the distribution of dividends upon the satisfaction of the vesting conditions and lapse of transfer restrictions applicable to the Restricted Shares with respect to which such dividends are otherwise distributable. Dividend distributions will be subject to the payment or other satisfaction of applicable withholding taxes.

5.6 Transfer Restrictions. Restricted Shares may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Trust or its designee in accordance with the terms of the award or the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award.

5.7 Vesting Conditions. Each award will be subject to such vesting conditions as the Committee, acting in its discretion, shall prescribe, including, without limitation, continuing service conditions and/or performance conditions, provided that Restricted Shares issued under the Plan must have a vesting period of at least one year from the date of the award. Unless the Committee determines otherwise, upon termination of a participant’s employment or other service before the satisfaction of the applicable vesting conditions, the participant will forfeit any then outstanding Restricted Shares. If Restricted Shares are forfeited, such Shares will be automatically canceled and any certificate or book entry representing or evidencing such Restricted Shares will likewise be canceled, and the participant will be entitled to receive from the Trust an amount equal to the cash purchase price, if any, previously paid by the participant for such Restricted Shares.

6. Performance Awards.

6.1 General. The Committee may condition the vesting of awards under the Plan on the achievement of such performance goals as the Committee may determine, provided that awards that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Code of 1986 (“Section 162(m)”) must meet the requirements set forth in Sections 6.2 and 6.3 below.

6.2 Objective Performance Goals or Section 162(m)-Exempt Awards. A performance goal established in connection with an award that is intended to qualify for the performance-based compensation exemption from Section 162(m) must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to the Trust and/or any one or more of its properties or other operating unit(s) as the Committee may designate (in each case, subject to the applicable conditions of Section 162(m) and the regulations thereunder):

(i)	earnings per Share,

(ii)	Share price or total shareholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	funds from operations per share,

(ix)	market share or market penetration, or

(x)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to a participant if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

6.3 Determination of Amount Payable under Section 162(m)-Exempt Awards. Following the expiration of the performance period applicable to an award that is intended to qualify for the performance-based compensation exemption from Section 162(m), the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

7. Capital Changes; Change in Control.

7.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of Shares that may be issued under the Plan, the total number and class of Shares with respect to which awards may be granted to any individual in any calendar year, and the number and class of Shares covered by each outstanding award, shall be subject to adjustment in order to equitably reflect the effect on issued Shares resulting from a split-up, spin-off, recapitalization, consolidation of Shares or any similar capital adjustment, and/or to reflect a change in the character or class of Shares covered by the Plan and an award.

7.2 Effect of a Change in Control. If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding restricted Share awards shall be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof). In the event that the successor company does not assume or substitute any such outstanding award, the vested Shares covered by such award will be entitled to participate in the Change in Control transaction on the same basis as any other stockholder or the award may be cancelled immediately prior to the Change in Control in exchange for the right to receive an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction. The Board may in its sole discretion accelerate, in whole or in part, the vesting of any outstanding award upon the occurrence of a Change in Control, whether or not the vesting requirements set forth in the applicable Award agreement have been satisfied and whether or not the Award is otherwise assumed or substituted by the successor company.

7.3 Definition of Change in Control. For purposes hereof, a “Change in Control” of the Trust shall be deemed to occur upon the occurrence of any of the following events: (i) completion of a consolidation or merger in which the Trust is not the continuing or surviving entity or pursuant to which each class of the Trust’s common stock would be converted into cash, securities or other property, other than (a) a consolidation or merger of the Trust in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (b) a consolidation or merger which would result in the voting securities of the Trust outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger; (ii) consummation of a plan of complete liquidation or dissolution of the Trust or of a sale or disposition by the Trust of all or substantially all of the Trust’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Trust of all or substantially all of the Trust’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Trust in substantially the same proportion as their ownership of the Trust immediately prior to such sale; (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (1) persons or their family members or affiliates which have such voting power on the date of adoption of this Amended and Restated 2007 Restricted Stock Plan, or (2) any trustee or other fiduciary holding securities under any employee benefit plan of the Trust, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Trust other than pursuant to a plan or arrangement entered into by such person and the Trust; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Trust’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

8. Termination and Amendment of the Plan. The Board may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:

(a) no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under applicable law or the requirements of any exchange, no amendment shall be effective unless approved by the shareholders of the Trust in accordance with applicable law.

9. Limitation of Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Trust, or interfere in any way with the right of the Trust at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

10. Miscellaneous.

10.1 Governing Law. The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles thereof.

10.2 Compliance with Law. The Trust will not be obligated to issue or deliver Shares pursuant to the Plan unless the issuance and delivery of such Shares complies with applicable law and the requirements of any securities exchange or market upon which the Shares may then be listed.

10.3 Withholding of Taxes. As a condition to the settlement of any award or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Trust with respect to an award, the Trust may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the participant, whether or not such payment or distribution is covered by the Plan, or (b) require the participant to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Trust, in each case in an amount or of a nature sufficient in the opinion of the Trust to satisfy or provide for the satisfaction of such withholding obligation. At the sole discretion of the Committee, a participant may satisfy withholding obligations by electing to have the Trust withhold Shares having a fair market value equal to the amount of tax required to be withheld.

10.4 Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award agreement, each Award shall be subject to any incentive compensation claw back policies that may be adopted by the Trust (whether or not adopted prior to the date of such Award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

10.5 Effective Date; Term. This Amended and Restated Plan was adopted by the Board on March 3, 2016, subject nevertheless to approval by the Trust’s shareholders at their 2016 Annual Meeting. Unless sooner terminated by the Board, shares may be sold under this Amended and Restated Plan at any time and from time to time, prior to the tenth anniversary of the date such amendment and restatement is adopted. Any Shares sold under the Plan that remain outstanding on or after such expiration date shall remain subject to the terms of the applicable restricted stock award agreement and the Plan.